                                                                   EXHIBIT 10.47



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                   SECURITIES PURCHASE AND EXCHANGE AGREEMENT


                                     Among


                            AURORA ELECTRONICS, INC.


                 THE SEVERAL PURCHASERS NAMED IN ANNEX I HERETO


                                      and


                         WCAS CAPITAL PARTNERS II, L.P.





                          Dated as of January 30, 1998





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
                               TABLE OF CONTENTS

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
ARTICLE I.       THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

         SECTION 1.01  Purchase and Sale of the Bridge Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 1.02  Purchase and Sale of the Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         SECTION 1.03  Purchase and Sale of the Aurora
                                   Preferred Stock to WCAS CP II  . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 1.04  Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE II.      REPRESENTATIONS AND WARRANTIES OF AURORA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

         SECTION 2.01  Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.02  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 2.03  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.04  Authorization of Agreements, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         SECTION 2.05  Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 2.06  SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         SECTION 2.07  Actions Pending  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.08  Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 2.09  Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III.     REPRESENTATIONS AND WARRANTIES OF
                 THE PARTICIPANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  10

         SECTION 3.01  Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 3.02  Validity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.03  Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV.      CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

         SECTION 4.01  Conditions Precedent to the Obligations
                                   of the Participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         SECTION 4.02  Condition Precedent to the Obligations
                                   of Aurora  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE V.       TERMINATION AND ABANDONMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         SECTION 5.01  Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 5.02  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE VI.      MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         SECTION 6.01  Expenses, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 6.02  Survival of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 6.03  Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 6.04  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         SECTION 6.05  Entire Agreement; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 6.06  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         SECTION 6.07  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         TESTIMONIUM

                                INDEX TO ANNEXES

Annex                              Description

ANNEX I          The Purchasers


                               INDEX TO EXHIBITS

Exhibit                            Description

EXHIBIT A-1               Form of Aurora Bridge Notes

EXHIBIT A-2               Form of Aurora Senior Subordinated Notes

EXHIBIT B                 Form of Certificate of Designation

EXHIBIT C                 Form of Certificate of Amendment

EXHIBIT D                 Form of Amended and Restated Registration Rights
                               Agreement

EXHIBIT E                 Form of Opinion of Hughes & Luce


                               INDEX TO SCHEDULES

Schedule                          Description

2.02                      Subsidiaries

2.03                      Subscriptions, Warrants, Etc.

2.07                      Undisclosed Liabilities

2.09                      Certain Changes

                 SECURITIES PURCHASE AND EXCHANGE AGREEMENT dated as of January 30, 1998, among AURORA ELECTRONICS, INC., a Delaware corporation ("Aurora"), Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), and the other several Purchasers named in Annex I hereto (collectively the "Purchasers") and WCAS Capital Partners II, L.P., a Delaware limited partnership ("WCAS CP II" and, collectively with the Purchasers the "Participants").

                 WHEREAS, pursuant to an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") among Aurora, Holly Acquisition Corp., a newly organized wholly-owned Delaware subsidiary of Aurora ("Sub"), and The Cerplex Group, Inc., a Delaware corporation ("Cerplex"), Aurora desires to acquire Cerplex through the merger (the "Merger") of Sub with and into Cerplex; and

                 WHEREAS, pursuant to an Irrevocable Proxy and Option Agreement of even date herewith (the "Option Agreement"), certain stockholders of Cerplex who own in the aggregate a majority of the outstanding shares of Cerplex entitled to vote have agreed, among other things, (i) to grant irrevocable proxies coupled with an interest to representatives of Aurora to vote their shares of Cerplex in favor of the Merger, (ii) to grant to Aurora an option to purchase their Cerplex shares for the consideration to be received by them in the Merger, and (iii) not to transfer or otherwise dispose of their Cerplex shares or any interest therein except pursuant to the Merger or such option, all on the terms and subject to the conditions contained in the Option Agreement; and

                 WHEREAS, pursuant to a Stockholders Agreement of even date herewith (the "Stockholders Agreement") among WCAS VII, Aurora and Cerplex, WCAS VII has agreed (i) to vote its shares of Aurora in favor of approval of the Certificate of Amendment (as defined herein), (ii) subject to consummation of the Merger, to convert all currently outstanding shares of convertible preferred stock of Aurora into Common Stock, $.01 par value ("Aurora Common Stock"), (iii) to make further assurances to Cerplex with respect to Aurora's obligations under the Merger Agreement and this Agreement and (iv) to grant, together with Parent, an option to Cerplex to purchase certain securities of Cerplex held by WCAS VII and Aurora in the event the Merger Agreement terminates and the Merger is not consummated in accordance with the Certificate of Incorporation of Aurora, all on the terms and subject to the conditions contained in the Stockholders Agreement; and

                 WHEREAS WCAS CP II holds $10,000,000 principal amount of Aurora's 10% Senior Subordinated Notes Due September 30, 2001 (the "CP II Notes") together with accrued interest thereon, being all the issued and outstanding CP II Notes; and

                 WHEREAS, on December 5, 1997, in order to alleviate Aurora's working capital shortage, the Purchasers purchased an aggregate $2,800,000 principal amount of Aurora's 10% Senior Subordinated Demand Notes (the "Demand Notes") for cash in the amount of $2,800,000; and

                 WHEREAS, pursuant to a Note and Warrant Assignment and Transfer Agreement of even date herewith (the "Cerplex Note Purchase Agreement"), simultaneously with the execution and delivery hereof, WCAS VII is purchasing (i) an aggregate $18,069,275 principal amount of 9.50% Senior Subordinated Notes due 2001 (the "Cerplex Subordinated Notes") of Cerplex, representing all the issued and outstanding Cerplex Subordinated Notes, together with accrued interest thereon, and (ii) certain warrants (the "Cerplex Warrants") to purchase shares of Common Stock, $.001 par value ("Cerplex Common Stock") of Cerplex for cash at a price equal to 30% of the sum of the principal amount of, and accrued interest on, the Cerplex Subordinated Notes (such price being hereinafter called the "Cerplex Note and Warrant Purchase Price"); and

                 WHEREAS, pursuant to a Forbearance Agreement of even date herewith and a Seventh Amendment to Credit Agreement and Limited Waiver Agreement of even date herewith (the "Forbearance Agreement"), Citibank, N.A. has agreed to waive certain defaults and forbear from enforcing certain of its rights under the Credit Agreement dated as of October 12, 1994, as amended (the "Cerplex Credit Agreement"), among Cerplex, the lenders named therein and Wells Fargo Bank, N.A., as Agent, pending consummation of the Merger and repayment of the obligations of Cerplex under the Cerplex Credit Agreement, all on the terms and subject to the conditions set forth in the Forbearance Agreement; and

                 WHEREAS, Aurora desires to obtain proceeds from a new Senior lender of at least $17,000,000 (the "New Senior Loan") on terms acceptable to Aurora; and

                 WHEREAS, pursuant to a letter agreement of even date herewith (the "Chase Waiver"), The Chase Manhattan Bank N.A. ("Chase") is consenting to the New Senior Loan and to the subordination to the New Senior Loan of Chase's currently outstanding loan pursuant to the Credit Agreement dated as of March 29, 1996, as amended (the "Existing Aurora Credit Agreement"), among Aurora Electronics Group, Inc., the guarantors named therein, the lenders named therein, and Chase (formerly known as Chemical Bank), as Agent, all on the terms and subject to the conditions set forth in the Chase Waiver; and

                 WHEREAS, in order to provide for the working capital needs of Aurora and for other purposes, WCAS VII is willing, between the date hereof and the consummation of the Merger, upon the terms and subject to the conditions herein provided (i) on the date hereof, to purchase $3,200,000 principal amount of

Aurora's 10% Subordinated Bridge Notes in the form annexed hereto as Exhibit A-1 (the "Bridge Notes"), and (ii) from time to time between the date hereof and the consummation of the Merger, to purchase up to an additional $2,000,000 aggregate principal amount of Bridge Notes; and

                 WHEREAS, Aurora wishes to issue and sell (i) subject to the rights offering referred to below, to the Purchasers, severally and not jointly, up to an aggregate 15,000 units (the "Units") each consisting of (x) $1,000 principal amount of Aurora's 10% Senior Subordinated Notes Due 2004 (the "Aurora Senior Subordinated Notes"), in the form annexed hereto as Exhibit A-2, and (y) 12 shares of Senior Convertible Preferred Stock, par value $1 per share ("Aurora Preferred Stock"), having the terms set forth in the form of Certificate of Designations annexed hereto as Exhibit B, for a purchase price of $2,200 per Unit payable in cash or by surrender or exchange of other indebtedness of Aurora or Cerplex as hereinafter provided; and (ii) to WCAS CP II an aggregate 33,000 shares of Aurora Preferred Stock in exchange for surrender for cancellation of the CP II Notes and all interest accrued thereon; and

                 WHEREAS Aurora wishes to afford to its public stockholders the right to participate in the purchase of the Units on the same basis as the Purchasers and, to that end, proposes to offer to such holders rights to purchase their proportionate share of the Units based on fully-diluted holdings of Aurora Common Stock; and

                 WHEREAS the Purchasers and WCAS CP II are willing, on the terms and subject to the conditions herein set forth, to purchase such Units and Aurora Preferred Stock, including without limitation, in the case of the Purchasers, any Units offered to but not subscribed for by the public holders of Aurora Common Stock; and

                 WHEREAS, in order to provide sufficient Aurora Common Stock to permit conversion of the Aurora Preferred Stock, Aurora wishes to increase the authorized Aurora Common Stock from 50 million shares to 300 million shares, pursuant to a Certificate of Amendment in the form annexed hereto as Exhibit C (the "Certificate of Amendment"); and

                 WHEREAS, in connection with the Merger, (i) the Participants and Aurora wish to amend and restate the Registration Rights Agreement dated as of March 29, 1996, among Aurora and the other parties named therein, as heretofore amended, pursuant to the Amended and Restated Registration Rights Agreement substantially in the form annexed hereto as Exhibit D (the "Restated Registration Rights Agreement"), to include among the shares entitled to registration thereunder the shares of Aurora Common Stock issuable upon conversion of shares of Aurora Preferred

Stock and shares issued to certain affiliates of Cerplex in the Merger;

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:


                                   ARTICLE I.

                                  THE CLOSING

                 SECTION 1.01  Purchase and Sale of the Bridge Notes.

                 (a) Purchase and Sale on the Date Hereof. Simultaneously with the execution and delivery hereof, Aurora is executing and delivering to WCAS VII $3,200,000 principal amount of the Bridge Notes, dated the date hereof and registered in the name of WCAS VII. Receipt of such Bridge Notes is hereby acknowledged by WCAS VII. In consideration of such Bridge Notes, and against delivery thereof as aforesaid, WCAS VII is transferring to Aurora the sum of $3,200,000 by wire transfer. Receipt of such wire transfer is hereby acknowledged by Aurora.

                 (b) Purchases and Sales Between the Date Hereof and the Closing Date.

                 (i) Subject to the terms and conditions set forth herein, from time to time prior to the Closing Date (as hereinafter defined), or the earlier termination of this Agreement, on a date (a "Drawdown Date") designated by Aurora to WCAS VII upon not less than five days' prior written notice (a "Bridge Notice"), Aurora shall execute and deliver to WCAS VII additional Bridge Notes, dated such Drawdown Date and registered in the name of WCAS VII, in a principal amount that, taken together with any such additional Bridge Notes theretofore so executed and delivered pursuant to this paragraph (b), does not exceed $2,000,000 (or such higher limit, if any, as WCAS VII shall, in its sole discretion, agree). Any Bridge Notice delivered hereunder shall be executed by the principal financial officer of Aurora and shall specify that the proceeds of such purchase and sale are to be relent to Cerplex for working capital purposes.

                 (ii) As payment in full for the additional Bridge Notes being purchased by it hereunder on any Drawdown Date, and against delivery of such Notes as aforesaid, WCAS VII shall deliver to Aurora on each Drawdown Date a certified or official bank check in New York Clearing House funds payable to the order of Aurora in the amount of the principal amount of additional Bridge Notes so being purchased by it, or shall transfer such sum to the account of Aurora by wire transfer.

                 SECTION 1.02  Purchase and Sale of the Units.

                 (a) Subject to the terms and conditions set forth herein, on the Closing Date, Aurora shall execute and deliver to each Purchaser the number of Units (consisting of Aurora Senior Subordinated Notes and certificates representing shares of Aurora Preferred Stock registered in the name of such Purchaser) set forth opposite such Purchaser's name in Annex I hereto.

                 (b) Anything in paragraph (a) above to the contrary notwithstanding, in the event that (A) the Rights Offering shall have become effective as herein contemplated and (B) holders of Aurora Common Stock (or transferees of stock purchase rights granted to such holders pursuant to the Rights Offering) shall have elected to purchase Units pursuant thereto and shall have complied with the requirements for payment therefor, the number of Units to be purchased by each Purchaser shall be reduced pro tanto (subject to rounding to the nearest one-tenth of a Unit), so that the aggregate number of Units purchased by all the Purchasers shall be 15,000 minus the number of Units so purchased by such holders.

                 (c) As payment in full for the Units being purchased by it on the Closing Date, and against delivery thereof as aforesaid, each Purchaser other than WCAS VII shall on the Closing Date:

         (i) surrender to Aurora for cancellation a Demand Note, in the principal amount set forth opposite the name of such Purchaser in Annex I hereto, together with interest accrued thereon to the Closing Date; and

         (ii) deliver to Aurora a certified or official bank check in New York Clearing House funds payable to the order of Aurora in an amount equal to $2,200 times the number of Units to be purchased by such Purchaser hereunder, as may be reduced pursuant to Section 1.02(b) above, less the amount of principal and interest surrendered under clause (i) above).

                 (d) As payment in full for the Units being purchased by WCAS VII on the Closing Date, and against delivery thereof as aforesaid, WCAS VII shall on the Closing Date:

         (i) surrender to Aurora for cancellation a Demand Note, in the principal amount set forth opposite the name of WCAS VII in Annex I hereto, together with interest accrued thereon to the Closing Date; and





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
         (ii) surrender to Aurora for cancellation each Bridge Note issued hereunder to WCAS VII, together with interest accrued thereon to the Closing Date; and

         (iii) deliver to Aurora the Cerplex Subordinated Notes and the Cerplex Warrants, duly endorsed for transfer, it being understood that such securities will be valued for such purpose at the Cerplex Note and Warrant Purchase Price; and

         (iv) deliver to Aurora a certified or official bank check in New York Clearing House funds payable to the order of Aurora in an amount equal to $2,200 times the number of Units to be purchased by WCAS VII hereunder, as may be reduced pursuant to Section 2.01(b) above, less
         (A) the amount of principal and interest surrendered under clauses (i) and (ii) above and (B) the Cerplex Note and Warrant Purchase Price.

                 SECTION 1.03 Purchase and Sale of the Aurora Preferred Stock to WCAS CP II.

                 (a) Subject to the terms and conditions set forth herein, on the Closing Date Aurora shall issue and sell to WCAS CP II, and WCAS CP II shall purchase from Aurora, 33,000 shares of Aurora Preferred Stock (such shares, together with the shares included in the Units being purchased by the Purchasers pursuant to Section 1.02 above, being herein referred to collectively as the "Aurora Preferred Shares") in consideration for the surrender by WCAS CP II of $10,000,000 principal amount of CP II Notes (together with accrued interest thereon). Aurora shall issue and deliver to WCAS CP II a stock certificate or certificates in definitive form, registered in the name of WCAS CP II, evidencing the Aurora Preferred Shares being purchased by it hereunder.

                 (b) As payment in full for the Aurora Preferred Shares being purchased by it hereunder, and against delivery of the stock certificate or certificates therefor as aforesaid, WCAS CP II shall surrender to Aurora the CP II Notes, duly endorsed for transfer, with all signatures guaranteed.

                 SECTION 1.04 Closing Date. The closing of the transactions contemplated hereby shall take place at the offices of Reboul, MacMurray, Hewitt, Maynard & Kristol, 45 Rockefeller Plaza, New York, New York 10111, at 10 a.m., New York time, on the Effective Date of the Merger, or at such other date and time prior to the Merger as may be mutually agreed upon among the majority of the Participants and Aurora (such date and time of closing being herein called the "Closing Date").





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
                                  ARTICLE II.

                    REPRESENTATIONS AND WARRANTIES OF AURORA

                 Aurora represents and warrants to, and agrees with, the Participants as follows:

                 SECTION 2.01 Organization and Qualification. Aurora is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Aurora is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the properties, assets, financial condition, prospects, operating results or business of Aurora and its subsidiaries, taken as a whole (a "Material Adverse Effect").

                 SECTION 2.02  Subsidiaries.  (a)  Except as set forth on
Schedule 2.02 hereto, neither Aurora nor any of its subsidiaries owns of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or
(ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise. Each subsidiary of Aurora is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of Aurora is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. All the outstanding shares of capital stock of Aurora's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 2.02, are owned by Aurora or by a wholly-owned subsidiary of Aurora, free and clear of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances (collectively, "Claims"), and there are no proxies, voting or transfer agreements or understandings outstanding with respect to any such shares.

                 (b) For purposes of this Agreement, the term "subsidiary", when used with respect to Aurora, shall mean any corporation or other business entity, a majority of whose outstanding equity securities is at the time owned, directly or indirectly, by Aurora and/or one or more other subsidiaries of Aurora.

                 SECTION 2.03  Capitalization.

                 (a) The authorized capital stock of Aurora consists of (i) 50,000,000 shares of Common Stock and (ii) 1,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"), of Aurora of which 400,000 shares have been designated Convertible Preferred Stock, 25,000 shares have been designated Series B Convertible Preferred Stock, 25,000 shares have been designated Series C Convertible Preferred Stock and 20,000 shares have been designated Series D Convertible Preferred Stock. As of the date hereof, 6,847,583 shares of Common Stock, 400,000 shares of Convertible Preferred Stock, 25,000 shares of Series B Convertible Preferred Stock, 25,000 shares of Series C Convertible Preferred Stock and 20,000 shares of Series D Convertible Preferred Stock are issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable.

                 (b) Upon the filing with the Secretary of State of the State of Delaware of a Certificate of Designations in the form attached hereto as Exhibit B and a Certificate of Amendment in the form attached hereto as Exhibit C, 213,000 shares of Preferred Stock shall be designated as authorized Senior Convertible Preferred Stock, and the authorized Aurora Common Stock shall be 300 million shares.

                 (c)  Except as set forth in Aurora's SEC Filings or on
Schedule 2.03 hereto, as of the date hereof, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Aurora or any of its subsidiaries is authorized or outstanding and (except as otherwise expressly contemplated by this Agreement) there is not any commitment of Aurora or any of its subsidiaries to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Schedule 2.03 sets forth a complete and correct list of the number of warrants or options, including a listing of the vesting schedules thereof, held by each person with respect to the outstanding capital stock of Aurora.

                 (d) Except as set forth on Schedule 2.03, neither Aurora nor any of its subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

                 SECTION 2.04  Authorization of Agreements, Etc.  (a)  Each of
(i) the execution and delivery by Aurora of this Agreement, (ii) the performance by Aurora of its obligations hereunder, (iii) the issuance, sale and delivery by Aurora of the Aurora Preferred Shares and the Aurora Senior Subordinated Notes, and (iv) the issuance and delivery of the shares of Aurora Common Stock issuable upon the conversion of the Aurora Preferred Shares (collectively, the "Conversion Shares") have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or By-laws of Aurora, or, subject to the receipt of required consents from the lenders under the Existing Aurora Credit Agreement, any provision of any indenture, agreement or other instrument to which Aurora or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any Claim in favor of any third person upon any of the assets of Aurora or any of its subsidiaries.

                 (b) The Aurora Preferred Shares have been duly authorized by Aurora and, when sold and paid for in accordance with this Agreement, will be validly issued, fully paid and nonassessable shares of Aurora Preferred Stock. The Conversion Shares, when issued and delivered upon the conversion of the Aurora Preferred Shares, will be duly authorized, validly issued, fully paid and nonassessable shares of Aurora Common Stock. Neither the issuance, sale and delivery of the Aurora Preferred Shares to the Participants hereunder, nor the issuance and delivery of the Conversion Shares, is subject to any preemptive rights of stockholders of Aurora or to any right of first refusal or other similar right in favor of any person.

                 SECTION 2.05 Validity. This Agreement has been duly executed and delivered by Aurora and constitutes the legal, valid and binding obligation of Aurora, enforceable against Aurora in accordance with its terms.

                 SECTION 2.06 SEC Filings. Aurora has filed all forms, reports and documents required to be filed with the SEC since September 30, 1992, and Aurora has made available to the Participants, as filed with the SEC, complete and accurate copies of (i) the Annual Report of Aurora on Form 10-K for the year ended September 30, 1997, and (ii) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by Aurora with the SEC since September 30, 1992, in each case including all amendments and supplements (collectively, "Aurora's SEC Filings"). Aurora's SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 SECTION 2.07 Actions Pending. Except (i) for any actions, suits, investigations or proceedings which individually do not involve claims against Aurora or any of its subsidiaries for more than $25,000, or (ii) as set forth in Aurora's SEC Filings, there is no action, suit, investigation or proceeding pending or, to the best knowledge of Aurora, threatened against or affecting Aurora, or any of its properties or rights, before any court or by or before any governmental body or arbitration board or tribunal. There is no judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Aurora.

                 SECTION 2.08 Compliance with Law. Neither Aurora nor any of its subsidiaries is in default in any respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal or under any laws, ordinances, governmental rules or regulations to which Aurora or any of such subsidiaries or any of their respective properties or assets is subject, except where such default would not have a Material Adverse Effect.

                 SECTION 2.09 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Aurora directly with the Participants, without the intervention of any other person on behalf of Aurora in such manner as to give rise to any valid claim by any other person against the Participants for a finder's fee, brokerage commission or similar payment.


                                  ARTICLE III.

               REPRESENTATIONS AND WARRANTIES OF THE PARTICIPANTS

                 Each Participant represents and warrants to, and agrees with, Aurora as follows:

                 SECTION 3.01 Authorization. The execution, delivery and performance by such Participant of this Agreement and the purchase and receipt by such Participant of the Aurora Preferred Shares and the Aurora Senior Subordinated Notes, as the case may be, being acquired by it hereunder, have been duly authorized by all requisite action on the part of such Participant, and will not violate any provision of law, any order of any court or other agency of government, the charter or other governing documents of such Participant, or any provision of any indenture, agreement or other instrument by which such Participant or any of such Participant's properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in any Claim upon any of the properties or assets of such Participant.

                 SECTION 3.02 Validity. This Agreement has been duly executed and delivered by such Participant and constitutes the legal, valid and binding obligation of such Participant, enforceable against such Participant in accordance with its terms.

                 SECTION 3.03  Investment Representations.

                 (a) Such Participant is acquiring the Bridge Notes or the Units, as the case may be, being purchased by such Participant hereunder for such Participant's own account, for investment, and not with a view toward the resale or distribution thereof.

                 (b) Such Participant understands that he, she or it, as the case may be, must bear the economic risk of such Participant's investment for an indefinite period of time.

                 (c) Such Participant is able to fend for itself in the transactions contemplated by this Agreement and such Participant has the ability to bear the economic risks of the investment in the Bridge Notes or the Units, as the case may be, being purchased hereunder for an indefinite period of time. Such Participant further acknowledges that he, she or it, as the case may be, has received copies of Aurora SEC Filings and has had the opportunity to ask questions of, and receive answers from, officers of Aurora with respect to the business and financial condition of Aurora and the terms and conditions of the offering of the Bridge Notes or the Units, as the case may be, and to obtain additional information necessary to verify such information or can acquire it without unreasonable effort or expense.

                 (d) Such Participant has such knowledge and experience in financial and business matters that such Participant is capable of evaluating the merits and risks of its investment in the Bridge Notes or the Units, as the case may be. Such Participant further represents that such Participant that is a limited partnership has not been formed solely for the purpose of purchasing the Bridge Notes or the Units, as the case may be.

                 (e) If such Participant is a limited partnership, such Participant represents that it has been organized and is existing as a limited partnership under the laws of the State of Delaware.

                                  ARTICLE IV.

                              CONDITIONS PRECEDENT

                 SECTION 4.01 Conditions Precedent to the Obligations of the Participants. The obligations of the Participants hereunder are, at their option, subject to the satisfaction, on or before the Closing Date, and, in the case of paragraphs (d) and (e) below, the obligations of WCAS VII on each Drawdown Date, of the following conditions:

                 (a) Consummation of Merger. The Merger shall have become effective under the General Corporation Law of the State of Delaware.

                 (b) Certificate of Designations. The Certificate of Amendment and the Certificate of Designations shall have become legally effective with the Secretary of State of the State of Delaware.

                 (c) New Senior Loan. Aurora shall have obtained at least $17,000,000 of proceeds from the New Senior Loan on terms reasonably acceptable to WCAS VII, as determined in good faith by WCAS VII.

                 (d) Opinion of Counsel. The Participants shall have received from Hughes & Luce L.L.P., counsel for Aurora, an opinion dated the Closing Date, in the form annexed hereto as Exhibit E.

                 (e) No Order. No governmental entity (including a federal or state court) of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

                 SECTION 4.02 Condition Precedent to the Obligations of Aurora. The obligations of Aurora hereunder on the Closing Date are subject to the due filing with the Secretary of State of the State of Delaware and the legal effectiveness of the Certificate of Incorporation and the Certificate of Designations on or prior to the Closing Date.

                                   ARTICLE V.

                          TERMINATION AND ABANDONMENT

                 SECTION 5.01 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by a majority in interest of the Participants (i) if the Effective Time of the Merger shall not have occurred on or prior to June 30, 1998 and (ii) if the Merger Agreement has terminated.

                 SECTION 5.02 Effect of Termination. In the event of termination of this Agreement pursuant to this Article V, this Agreement shall forthwith become void, without liability on the part of any party hereto, except that nothing herein shall relieve any party from liability for any breach of this Agreement.


                                  ARTICLE VI.

                                 MISCELLANEOUS

                 SECTION 6.01 Expenses, Etc. Aurora shall reimburse the Participants or pay on their behalf any reasonable fees and expenses incurred by them or any of them in connection with the negotiation and preparation of this Agreement and the related documents contemplated hereby. For purposes hereof, the "fees and expenses incurred by the Participants" shall include, without limitation, the fees, disbursements and expenses of counsel, accountants, financial advisors and other experts retained by the Participants in connection with this Agreement and the transactions contemplated hereby.

                 SECTION 6.02 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the issuance, sale and delivery of the Aurora Preferred Shares pursuant hereto, notwithstanding any investigation made at any time by or on behalf of any party hereto. All statements contained in any certificate or other instrument delivered by Aurora hereunder shall be deemed to constitute representations and warranties made by Aurora.

                 SECTION 6.03 Parties in Interest. All covenants and agreements contained in this Agreement by or on behalf of any party hereto shall bind and inure to the benefit of the respective successors and assigns of such party hereto whether so expressed or not.

                 SECTION 6.04 Notices. Any notice or other communications required or permitted hereunder shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class certified mail, postage prepaid, by nationally recognized overnight courier, or by telecopy addressed to such party at the address or telecopy number set forth below or such other address or telecopy number as may hereafter be designated in writing by the addressee to the addressor listing all parties:

                 if to Aurora, to:

                          Aurora Electronics, Inc.
                          9477 Waples Street, Suite 150
                          San Diego, California  92121
                          Telecopy Number:  (619) 552-8942
                          Attention:  President

                          with a copy to:

                          Hughes & Luce, L.L.P.
                          1717 Main Street
                          Dallas, Texas  75201
                          Telecopy Number:  (214) 939-6100
                          Attention:  Alan J. Bogdanow, Esq.
                                      Kenneth G. Hawari, Esq.

                 if to any Participant, to:

                          Welsh, Carson, Anderson & Stowe
                          320 Park Avenue, Suite 2500
                          New York, New York  10022-6815
                          Telecopy Number:  (212) 893-9575
                          Attention:  Richard H. Stowe
                                      Thomas E. McInerney

                          with a copy to:

                          Reboul, MacMurray, Hewitt, Maynard & Kristol
                          45 Rockefeller Plaza
                          New York, New York  10111
                          Telecopy Number:  (212) 841-5725
                          Attention:  William J. Hewitt, Esq.
                                      Othon A. Prounis, Esq.

or, in any case, at such other address or addresses as shall have been furnished in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of mailing, on the fifth business day following the date of such mailing, (c) in the case of delivery by overnight courier, on the business day following the date of delivery to such courier, and (d) in the case of telecopy, when received.

                 SECTION 6.05 Entire Agreement; Assignment. This Agreement (including the Schedules and Exhibits hereto) and the Registration Rights Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and may not be amended or modified nor any provisions waived except in a writing signed by Aurora and the Participants. This Agreement shall not be assigned by operation of law of otherwise without the consent of the other parties hereto.

                 SECTION 6.06 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 SECTION 6.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                 IN WITNESS WHEREOF, Aurora and the Participants have executed this Agreement as of the day and year first above written.

                                  AURORA ELECTRONICS, INC.


                                  By /s/ JIM C. COWART
                                    ---------------------------------


                                  WELSH, CARSON, ANDERSON & STOWE VII, L.P.
                                    By WCAS VII Partners, L.P.,
                                    General Partner


                                  By /s/ LAURA VANBUREN
                                    --------------------------------
                                             General Partner


                                  WCAS CAPITAL PARTNERS II, L.P.
                                    By WCAS CP II Partners,
                                    General Partner


                                  By /s/ LAURA VANBUREN
                                    --------------------------------
                                              General Partner


                                  WCAS INFORMATION PARTNERS, L.P.
                                    By WCAS Info Partners,
                                    General Partner


                                  By /s/ LAURA VANBUREN
                                    --------------------------------------
                                               Attorney-in-fact

                                  Bruce K. Anderson
                                  Russell L. Carson
                                  Anthony J. de Nicola
                                  Thomas E. McInerney
                                  James B. Hoover
                                  Robert A. Minicucci
                                  Andrew M. Paul
                                  Paul B. Queally
                                  Richard H. Stowe
                                  Laura M. VanBuren
                                  Patrick J. Welsh


                                  By /s/ LAURA VANBUREN
                                    ----------------------------------------
                                              Laura M. VanBuren
                                              Individually and
                                                   as Attorney-in-Fact

                                   Annex I
                                   -------

===============================================================================================================================
                                                     MAXIMUM
                                                PRINCIPAL AMOUNT OF   MAXIMUM NUMBER OF      AGGREGATE
                                  MAXIMUM          AURORA SENIOR       SHARES OF AURORA    PURCHASE PRICE      PRINCIPAL AMOUNT
NAME OF PURCHASER             NUMBER OF UNITS    SUBORDINATED NOTES    PREFERRED STOCK        OF UNITS          OF DEMAND NOTE
-------------------------------------------------------------------------------------------------------------------------------
Welsh, Carson, Anderson &      14,253.2            $14,253,200           171,040            $31,357,200          $2,660,600
Stowe VII, L.P.
-------------------------------------------------------------------------------------------------------------------------------
WCAS Information Partners,        194.5               194,500             2,334                 427,900              36,300
L.P.
-------------------------------------------------------------------------------------------------------------------------------
Patrick J. Welsh                   77.7                77,700               932                 170,900              14,500
-------------------------------------------------------------------------------------------------------------------------------
Russell L. Carson                 116.8               116,800             1,401                 256,900              21,800
-------------------------------------------------------------------------------------------------------------------------------
Bruce K. Anderson                 116.8               116,800             1,401                 256,900              21,800
-------------------------------------------------------------------------------------------------------------------------------
Richard H. Stowe                   58.4                58,400               701                 128,500              10,900
-------------------------------------------------------------------------------------------------------------------------------
Andrew M. Paul                     39.1                39,100               469                  86,000               7,300
-------------------------------------------------------------------------------------------------------------------------------
Thomas E. McInerney                68.0                68,000               816                 149,600              12,700
-------------------------------------------------------------------------------------------------------------------------------
Laura VanBuren                      3.7                 3,700                45                   8,200                 700
-------------------------------------------------------------------------------------------------------------------------------
James B. Hoover                    19.3                19,300               231                  42,400               3,600
-------------------------------------------------------------------------------------------------------------------------------
Robert A. Minicucci                31.1                31,100               373                  68,400               5,800
-------------------------------------------------------------------------------------------------------------------------------
Anthony J. de Nicola               15.5                15,500               186                  34,100               2,900
-------------------------------------------------------------------------------------------------------------------------------
Paul B. Queally                     5.9                 5,900                71                  13,000
-------------------------------------------------------------------------------------------------------------------------------
   TOTAL                       15,000.0           $15,000,000           180,000             $33,000,000          $2,800,000
===============================================================================================================================

                                                                     EXHIBIT A-1


           THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT
             OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE
                  DISPOSED OF UNLESS REGISTERED UNDER THAT ACT
                OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                            AURORA ELECTRONICS, INC.

                      10% Senior Subordinated Bridge Note

$[         ]                                                              , 1998

                 AURORA ELECTRONICS, INC., a Delaware corporation (hereinafter called the "Company"), for value received, hereby promises to pay to [WELSH, CARSON ANDERSON & STOWE VII, L.P. ("WCAS VII")] or registered assigns, the
principal sum of [              ] DOLLARS ($[      ]) ON ANY DATE ON OR AFTER
JULY 1, 1998 ON DEMAND (subject to applicable restrictions set forth in Section 14 hereof), and to pay interest (computed on the basis of a 360-day year consisting of twelve 30-day months) from the date hereof on the unpaid principal amount hereof at the rate of 10% per annum semi-annually in arrears on June 30 and December 31 of each year (each said day being an "Interest Payment Date"), commencing on June 30, 1998, until the principal amount hereof shall have become due and payable, whether on demand or by acceleration or otherwise, and thereafter at the rate of 12% per annum on any overdue principal amount and (to the extent permitted by applicable law) on any overdue interest until paid.

                 All payments of principal and interest on this Note shall be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

                 If any payment on this Note is due on a day which is not a Business Day, it shall be due on the next succeeding Business Day. For purposes of this Note, "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday or day on which banks are authorized or required to be closed in Chicago or New York.

                 1. The Note. This Note is issued pursuant to and is subject to the terms and provisions of the Securities Purchase and Exchange Agreement dated as of January 30, 1998 (the "Purchase Agreement"), among the Company, WCAS VII, WCAS Capital Partners II, L.P.("WCAS CP II") and the several purchasers named on Schedule I thereto and the terms of this Note include those stated in the Purchase Agreement. As used herein, the term "Note" or "Notes" includes this 10% Senior Subordinated Bridge Note of the Company, any additional 10% Senior Subordinated Bridge Note or Notes issued pursuant to the Purchase Agreement and any 10% Senior Subordinated Bridge Note or Notes subsequently issued upon exchange or transfer hereof or thereof.

                 2. Transfer, Etc. of Notes. The Company shall keep at its office or agency maintained as provided in paragraph (a) of Section 8 a register in which the Company shall provide for the registration of this Note and for the registration of transfer and exchange of this Note. The holder of this Note may, at its option, and either in person or by its duly authorized attorney, surrender the same for registration of transfer or exchange at the office or agency of the Company maintained as provided in Section 8 and, without expense to such holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefor a Note or Notes each in such denomination or denominations (in integral multiples of $100,000) as such holder may request, dated as of the date to which interest has been paid on the Note or Notes so surrendered for transfer or exchange, for the same aggregate principal amount as the then unpaid principal amount of the Note or Notes so surrendered for transfer or exchange, and registered in the name of such person or persons as may be designated by such holder. Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Company, duly executed by the holder of such Note or its attorney duly authorized in writing. Every Note so made and delivered in exchange for such Note shall in all other respects be in the same form and have the same terms as such Note. No transfer or exchange of any Note shall be valid (x) unless made in the foregoing manner at such office or agency and (y) unless registered under the Securities Act of 1933, as amended, or any applicable state securities laws or unless an exemption from such registration is available.

                 3. Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss and an indemnity reasonably acceptable in form and substance to the Company from the holder thereof, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will make and deliver, in lieu of this Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on this Note.

                 4. Persons Deemed Owners; Holders. The Company may deem and treat the person in whose name this Note is registered as the owner and holder of this Note for the purpose of receiving payment of principal of and interest on this Note and for all other purposes whatsoever, whether or not this Note shall be overdue. With respect to any Note at any time outstanding, the term

"holder," as used herein, shall be deemed to mean the person in whose name such
Note is registered as aforesaid at such time.

                 5.  Prepayments.

                 (a) Optional Prepayment. Subject to any applicable restrictions contained in the Credit Agreement (as hereinafter defined), upon notice given as provided in Section 5(b), the Company may, at its option, prepay this Note, without premium or penalty, as a whole at any time or in part from time to time in principal amounts which shall be integral multiples of $100,000, together with any accrued and unpaid interest thereon through the date of such prepayment.

                 (b) Notice of Prepayment. The Company shall give written notice of any prepayment of this Note or any portion hereof pursuant to Section 5(a) not less than 20 nor more than 60 days prior to the date fixed for such prepayment. Such notice of prepayment and all other notices to be given to the holder of this Note shall be given by registered or certified mail to the person in whose name this Note is registered at its address designated on the register maintained by the Company on the date of mailing such notice of prepayment or other notice. Upon notice of prepayment being given as aforesaid, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof, as the case may be, so called for prepayment, at the prepayment price determined in accordance with Section 5(a) hereof. A prepayment of less than all of the outstanding principal amount of this Note shall not relieve the Company of its obligation to make scheduled payments of interest payable in respect of the principal remaining outstanding on the Interest Payment Dates.

                 (c) Allocation of All Payments. In the event of any partial payment of less than all of the interest then due on the Notes then outstanding or any prepayment, purchase, redemption or retirement of less than all of the outstanding Notes, the Company will allocate the amount of interest so to be paid and the principal amount so to be prepaid, purchased, redeemed or retired to each Note in proportion, as nearly as may be, to the aggregate principal amount of all Notes then outstanding.

                 (d) Interest After Date Fixed for Prepayment. If this Note or a portion hereof is called for prepayment as herein provided, this Note or such portion shall cease to bear interest on and after the date fixed for such prepayment unless, upon presentation for such purpose, the Company shall fail to pay this Note or such portion, as the case may be, in which event this Note or such portion, as the case may be, and, so far as may be lawful, any overdue installment of interest, shall bear interest on and after the date fixed for such prepayment and until paid at the rate per annum provided herein.

                 (e) Surrender of Note; Notation Thereon. Upon any prepayment of a portion of the principal amount of this Note, the holder hereof, at its option, may require the Company to execute and deliver at the expense of the Company (other than for transfer taxes, if any), upon surrender of this Note, a new Note registered in the name of such person or persons as may be designated by such holder for the principal amount of this Note then remaining unpaid, dated as of the date to which the interest has been paid on the principal amount of this Note then remaining unpaid, or may present this Note to the Company for notation hereon of the payment of the portion of the principal amount of this Note so prepaid.

                  6. Offer to Repurchase Upon a Change of Control. Subject to any applicable restrictions in the Credit Agreement with respect to paragraph
(a) below:

                 (a) Upon the occurrence of a Change of Control (as hereinafter defined), the holder of this Note shall have the right, at such holder's option, to require the Company to repurchase all or any part of such holder's Note in amounts which shall be in multiples of $100,000 (pursuant to the offer described below) of the Notes outstanding, in any such event, at a purchase price equal to 101% of the principal amount thereof so to be repurchased, plus accrued and unpaid interest, if any, to the date of purchase (a "Change of Control Payment"). Within 10 Business Days after the Company knows, or reasonably should know, of the occurrence of any Change of Control, the Company shall make an irrevocable, unconditional offer (except that such offer may be conditioned upon the closing of the transaction constituting the Change of Control) (a "Change of Control Offer") to all holders of the Notes to purchase all of the Notes for cash in an amount equal to the Change of Control Payment by sending written notice (the "Change of Control Notice") of such Change of Control Offer to each holder by registered or certified mail to the person in whose name the Note is registered at its address maintained by the Company on the date of the mailing of such notice. The Change of Control Notice shall contain all instructions and materials required by applicable law and shall contain or make available to the holder other information material to such holder's decision to tender this Note pursuant to the Change of Control Offer. The Change of Control Notice, which shall govern the terms of the Change of Control Offer, shall state:

                 (i) that the Change of Control Offer is being made pursuant to this Section 6, and that all Notes validly tendered will be accepted for payment;

                (ii) the Change of Control Payment (including the amount of accrued and unpaid interest) and the purchase date, which will be no later than 30 days from the date such notice is mailed (the "Change of Control Payment Date");

               (iii) that any Note not validly tendered will continue to accrue interest;

                (iv) that, unless the Company defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

                 (v) that holders electing to have a Note, or portion thereof, purchased pursuant to a Change of Control Offer will be required to surrender the Note to the Company at the address specified in the notice not later than the close of business on the Business Day prior to the Change of Control Payment Date;

                (vi) that holders will be entitled to withdraw their election if the Company receives, not later than the close of business on the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note delivered for purchase and a statement that such holder is withdrawing its election to have such principal amount of Note purchased; and

               (vii) that holders whose Notes are being purchased only in part will be issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple thereof.

                   On or before the Change of Control Payment Date, the Company shall (i) accept for payment the Notes or portions thereof validly tendered pursuant to the Change of Control Offer prior to the close of business on the Change of Control Payment Date, (ii) promptly mail to the holders of Notes so accepted payment in an amount equal to the Change of Control Payment (including accrued and unpaid interest) for such Notes, and the Company shall promptly mail or deliver to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $100,000 or an integral multiple thereof. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the holder thereof.

                 (b) In the event of a Change of Control, the Company will promptly but in no event later than 30 days after the Change of Control, in good faith, (i) obtain any required consent of the holders of any Senior Indebtedness (as defined herein) to permit the Change of Control Offer and the Change of Control Payment contemplated by this Section 6, or (ii) repay some or all of such Senior Indebtedness to the extent necessary (including, if necessary, payment in full of such Senior Indebtedness and payment of any prepayment premiums, fees, expenses or penalties) to permit the Change of Control Offer and the Change of Control Payment contemplated hereby without such consent. Failure to comply with the foregoing shall not relieve the Company from its obligations pursuant to paragraph (a) above.

                 (c) For purposes of this Note "Change of Control" means (i) the sale, lease or transfer, whether direct or indirect, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, in one transaction or a series of related transactions, to any "person" or "group" (other than the WCAS Group), (ii) the liquidation or dissolution of the Company or the adoption of a plan of liquidation or dissolution of the Company, (iii) the acquisition of "beneficial ownership" by any "person" or "group" (other than the WCAS Group) of voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, or (iv) during any period of two consecutive years, the failure of those individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election or appointment by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) to constitute a majority of the Company's Board of Directors then in office; provided, however, that in no event shall a foreclosure on any collateral pledged by the Company in respect of obligations arising under or in connection with the Credit Agreement constitute a Change of Control.

                 For purposes of this Section 6 and Section 7, (i) the terms "person" and "group" shall have the meaning set forth in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable, (ii) the term "beneficial owner" shall have the meaning set forth in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events, (iii) any "person" or "group" will be deemed to beneficially own any voting stock of the Company so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting stock of a registered holder of the voting stock of the Company, and
(iv) the term "WCAS Group" shall mean WCAS VII, WCAS CP II, any general partners thereof and any other investment limited partnerships or other investment entities under common control therewith.

                 7.  Special Mandatory Prepayments.

                 (a) Subject to any applicable restrictions contained in the Credit Agreement, within 5 days after the consummation of:

                 (i) any sale, transfer, lease, sale and leaseback or other disposition by the Company to any person of all or any part of its property or assets, in any case in a single transaction or a series of related transactions (other than any of the foregoing for fair value of property that (x) is of inventory in the ordinary course of business or (y) is of worn-out or obsolete assets); or

                (ii) the issuance (other than by dividend) of any capital stock or other ownership interest of the Company pursuant to offerings registered under the Securities Act of 1933, as amended (the "Securities Act");

the Company shall be required to prepay the indebtedness outstanding under the Notes in an amount equal to 100% of the gross cash proceeds received by the Company from such transaction less all legal expenses, customary commissions and other fees and expenses incurred and all federal, state, local and foreign taxes assessed in connection therewith.

                 (b) Subject to any applicable restrictions contained in the Credit Agreement, if there shall exist any Excess Cash Flow (as defined in paragraph (c) hereof) for any fiscal year, a mandatory prepayment (an "Excess Cash Flow Prepayment") of the indebtedness outstanding under the Notes shall be made on the date (the "Excess Cash Flow Prepayment Date") which is 105 days after the end of such fiscal year, in an amount equal to one hundred percent (100%) of such Excess Cash Flow.

                 (c) "Excess Cash Flow" means, for any fiscal period of the Company, an amount which, on a combined basis in conformity with GAAP, is equal to:

         (i)     the excess of

                      the sum (without duplication) of the following amounts:

                      (A)  net income for such fiscal period;

                      (B) expenses for such fiscal period for depreciation, amortization and other similar non-cash charges, to the extent that the same are deducted from net revenues in determining net income for such fiscal period;

                      (C) the difference between (1) the amount of taxes imposed on the Company deducted from net revenues to determine net income for such fiscal period and (2) the amount of taxes actually paid by the Company during such fiscal period; and

                      (D) the difference between (1) any extraordinary or non-recurring items of expense deducted from net revenues to determine net income for such fiscal period and (2) the aggregate amount of all cash payments made by the Company during such period on account of extraordinary or non-recurring items of expense, whether or not accrued in such period;

                 over

                          the sum (without duplication) of the following
                 amounts:

                     (1) the aggregate amount during such fiscal period of scheduled payments of principal on (x) the Notes, (y) the indebtedness under the Credit Agreement and (z) any indebtedness permitted under the Credit Agreement;

                     (2) the amount of actual payments by the Company in cash during such fiscal period for capital expenditures; and

                     (3) the difference between (1) any extraordinary or non-recurring items of income added to net revenues to determine net income and (2) the aggregate amount of all cash receipts received by the Company during such period on account of extraordinary or non-recurring items of income, whether or not accrued in such period;

         (ii) plus (in the case of a decrease) or minus (in the case of an increase) the change in the amount of working capital as at the end of such fiscal period as compared with the amount of working capital as at the end of the immediately preceding fiscal period.

Each of the foregoing items shall be computed in accordance with GAAP consistently applied.

                 8. Covenants Relating to the Notes. Unless approved by its Board of Directors including the affirmative vote of a director designated by WCAS VII, the Company covenants and agrees that so long as the Notes shall be outstanding and, in the case of paragraphs (k) through (n) below, so long as five million dollars ($5,000,000) of aggregate principal amount of the Notes is outstanding:

                (a) Maintenance of Office. The Company will maintain an office or agency in such place in the United States of America as the Company may designate in writing to the registered holder of this Note, where this Note may be presented for registration of transfer and for exchange as herein provided, where notices and demands to or upon the Company in respect of this Note may be served and where this Note may be presented for payment. Until the Company otherwise notifies the holder hereof, said office shall be the principal office of the Company located at 9477 Waples Street, San Diego, California 92121.

                (b) Payment of Taxes. The Company will promptly pay and discharge or cause to be paid and discharged, before the same shall become in default, all material lawful taxes and assessments imposed upon the Company or any of its subsidiaries or upon the income and profits of the Company or any of its subsidiaries, or upon any property, real, personal or mixed, belonging to the Company or any of its subsidiaries, or upon any part thereof by the United States or any State thereof, as well as all material lawful claims for labor, materials and supplies which, if unpaid, would become a lien or charge upon such property or any part thereof; provided, however, that neither the Company nor any of its subsidiaries shall be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as both (x) the Company has established adequate reserves for such tax, assessment, charge, levy or claim and (y)(i) the Company or a subsidiary shall be contesting the validity thereof in good faith by appropriate proceedings or
(ii) the Company shall, in its good faith judgment, deem the validity thereof to be questionable and the party to whom such tax, assessment, charge, levy or claim is allegedly owed shall not have made written demand for the payment thereof.

                (c) Corporate Existence. The Company will do or cause to be done all things necessary and lawful to preserve and keep in full force and effect (i) its corporate existence and the corporate existence of each of its subsidiaries and (ii) the material rights and franchises of the Company and each of its subsidiaries under the laws of the United States or any state thereof, or, in the case of subsidiaries organized and existing outside the United States, under the laws of the applicable jurisdiction; provided, however, that nothing in this paragraph (c) shall prevent the abandonment or termination of any rights or franchises of the Company, or the liquidation or dissolution of, or a sale, transfer or disposition (whether through merger, consolidation, sale or otherwise) of all or any substantial part of the property and assets of, any subsidiary or the abandonment or termination of the corporate existence, rights and franchises of any subsidiary if such abandonment, termination, liquidation, dissolution, sale, transfer or disposition is, in the good faith business judgment of the Company, in the best interests of the Company and not disadvantageous to the holder of this Note.

                (d) Maintenance of Property. The Company will at all times maintain and keep, or cause to be maintained and kept, in good repair, working order and condition (reasonable wear and tear excepted) all significant properties of the Company and its subsidiaries used in the conduct of the Business, and will from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the Business may be conducted at all times in the ordinary course consistent with past practice.

                (e) Insurance. The Company will, and will cause each of its subsidiaries to, (i) keep adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or a similar business similarly situated against loss or damage of the kinds customarily insured against by such corporations and (ii) carry, with financially sound and reputable insurers, such other insurance (including without limitation liability insurance) in such amounts as are available at reasonable expense and to the extent believed advisable in the good faith business judgment of the Company.

                (f) Keeping of Books. The Company will at all times keep, and cause each of its subsidiaries to keep, proper books of record and account in which proper entries will be made of its transactions in accordance with generally accepted accounting principles consistently applied.

                (g) Transactions with Affiliates. The Company shall not enter into, or permit any of its subsidiaries to enter into, any transaction with any of its or any subsidiary's officers, directors, employees or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest, except for (i) normal employment arrangements, benefit programs and employee incentive option programs on reasonable terms, (ii) any transaction approved by the Board of Directors of the Company in accordance with the provisions of Section 144 of the Delaware General Corporation Law, or otherwise permitted by such Section, (iii) customer transactions in the ordinary course of business and on arm's length terms and
(iv) the transactions contemplated by the Purchase Agreement.

                (h)  Notice of Certain Events.   The Company shall,
immediately after it becomes aware of the occurrence of (i) any Event of Default (as hereinafter defined) or any event which, upon notice or lapse of time or both, would constitute such an Event of Default, or (ii) any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency which, if adversely determined, would materially impair the right of the Company to carry on its business substantially as now or then conducted, or would have a material adverse effect on the properties, assets, financial condition, prospects, operating results or business of the Company and its subsidiaries taken as a whole, give notice to the holder of this Note, specifying the nature of such event.

                (i) Payment of Principal and Interest on the Note. The Company will use its best efforts, subject to the provisions of applicable credit arrangements (including the Credit Agreement), contractual obligations of the Company and/or its subsidiaries and any applicable law restricting the same, to provide funds from its subsidiaries to the Company, by dividend, advance or otherwise, sufficient to permit payment by the Company of the principal of and interest on this Note in accordance with its terms. Subject to any applicable provisions in the Credit Agreement and documents executed and delivered in connection therewith, the Company will not, and will not permit any subsidiary to, directly or indirectly create or otherwise cause to exist any encumbrance or restriction on the ability of any subsidiary to pay dividends or make any other distributions to the Company or any wholly-owned subsidiary of the Company in respect of its capital stock.

                (j) Consolidation, Merger and Sale. The Company will not consolidate or merge with or into, or sell or otherwise dispose of all or substantially all of its property in one or more related transactions to, any other corporation or other entity, unless:

                (i) The Company is the surviving corporation or the entity formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale or other disposition shall have been made is a corporation organized or existing under the laws of the United States of any state thereof or the District of Columbia;

               (ii) the surviving corporation or other entity (if other than the Company) shall expressly and effectively assume in writing the due and punctual payment of the principal of and interest on this Note, according to its tenor, and the due and punctual performance and observance of all the terms, covenants, agreements and conditions of this Note to be performed or observed by the Company to the same extent as if such surviving corporation had been the original maker of this Note;

              (iii) the Company or such other corporation or other entity shall not otherwise be in default in the performance or observance of any covenant, agreement or condition of this Note or the Purchase Agreement; and

               (iv) the holder of this Note shall have received, in connection therewith, an opinion of counsel for the Company (or other counsel satisfactory to the holder), in form and substance satisfactory to the holder, to the effect that any such consolidation, merger, sale or conveyance and any such assumption complies with the provisions of this paragraph (j).

Notwithstanding anything to the contrary herein, in no event shall a foreclosure on any collateral pledged by the Company in respect of obligations arising under or in connection with the Credit Agreement be deemed to constitute a violation of the Company's obligations pursuant to this paragraph
(j).

                (k)  Limitation on Indebtedness and Disqualified Stock.
The Company will not, and will not permit any of its subsidiaries to, (i) incur or permit to remain outstanding any indebtedness for money borrowed ("Indebtedness"), except (A) Senior Indebtedness (as defined in Section 14),
(B) Indebtedness existing on the date of original issuance of this Note, (C) Indebtedness permitted to be incurred under the Credit Agreement as in effect from time to time after the original issuance of this Note (other than Indebtedness that is subordinate or junior in right of payment (to any extent) to any Senior Indebtedness and senior or pari passu in right of payment (to any extent) to the Notes), or (D) in the event that the Credit Agreement has terminated, Indebtedness permitted to be incurred under any successor credit agreement of the Company with respect to Senior Indebtedness, or if there exists no such credit agreement, such Indebtedness as may be mutually agreed upon by the Company and the holders of a majority of the aggregate principal amount of the Notes then outstanding, or (ii) issue any capital stock ("Disqualified Stock") of the Company or any of its subsidiaries (other than the Convertible Preferred Stock (as hereinafter defined)) which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures, or is mandatorily redeemable, whether pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to December 31, 2005.

                (l) Restricted Payments. The Company will not, and will not permit any of its subsidiaries to: (i) declare or pay any dividends on, or make any other distribution or payment on account of, or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of any class of stock of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, property or in obligations of the Company or any of its subsidiaries, except for (X) distributions of shares of the same class or of a different class of stock pro rata to all holders of shares of a class of stock, (Y) the payment of cash dividends on account of the Company's 7% Senior Cumulative Convertible Preferred Stock, $.01 par value (the "Convertible Preferred Stock"), or (Z) dividends, distributions or payments by any subsidiary to the Company or to any wholly-owned subsidiary of the Company, or (ii), except as permitted under the Credit Agreement, make any payments of principal of, or retire, redeem, purchase or otherwise acquire any Indebtedness other than any Senior Indebtedness or the Notes (such declarations, payments, purchases, redemptions, retirements, acquisitions or distributions being herein called "Restricted Payments").

                (m) Limitation on Liens. The Company shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any lien, pledge , charge, security interest or encumbrance (collectively, "Liens") on any asset now owned or hereafter acquired, or on any income or profits therefrom or assign or convey any right to receive income therefrom, except for (i) Liens permitted under the Credit Agreement, (ii) liens for current taxes not yet due, (iii) landlord's liens, (iv) purchase money liens and (v) workman's, materialman's, warehouseman's and similar liens arising by law or statute.

                (n) Inspection of Property. The Company will permit the holder hereof to visit and inspect any of the properties of the Company and any other subsidiaries and their books and records and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and such subsidiaries and their independent public accountants, all at such reasonable times and as often as such holders may reasonably request.

                 9. Modification by Holders; Waiver. The Company may, with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding, modify the terms and provisions of this Note or the rights of the holders of this Note or the obligations of the Company hereunder, and the observance by the Company of any term or provision of this Note may be waived with the written consent of the holders of not less than a majority in principal amount of the Notes then outstanding.

                Any such modification or waiver shall apply equally to each holder of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such modification or waiver, but any Note issued thereafter shall bear a notation referring to any such modification or waiver. Promptly after obtaining the written consent of the holders as herein provided, the Company shall transmit a copy of such modification or waiver to the holders of the Notes at the time outstanding.

                10. Events of Default. If any one or more of the following events, herein called "Events of Default," shall occur (for any reason whatsoever, and whether such occurrence shall, on the part of the Company or any of its subsidiaries, be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of a court of competent jurisdiction or any order, rule or regulation of any administrative or other governmental authority) and such Event of Default shall be continuing:

                (i) default shall be made in the payment of the principal of this Note when and as the same shall become due and payable, whether on demand (to the extent demand is permitted to be made under Section 14 hereof) or at a date fixed for prepayment or repurchase (including default of any optional prepayment in accordance with the requirements of Section 5, any Change of Control Payment in accordance with the requirements of Section 6 or any special mandatory prepayment in accordance with the requirements of Section 7, as the case may be) or by acceleration or otherwise; or

               (ii) default shall be made in the payment of any installment of interest on this Note according to its terms when and as the same shall become due and payable; or

              (iii) default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Company contained herein in Section 8(j); or

               (iv) default shall be made in the due observance or performance of any other covenant, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof or of the Purchase Agreement, and such default shall continue for 10 days after written notice thereof, specifying such default and requesting that the same be remedied; or

                (v) any representation or warranty made by or on behalf of the Company herein or in the Purchase Agreement shall prove to have been false or incorrect in any material respect on the date on or as of which made; or

               (vi) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company or any of its subsidiaries in any involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its subsidiaries for any substantial part of any of their property or ordering the winding-up or liquidation of any of their affairs and the continuance of any such decree or order unstayed and in effect for a period of 30 consecutive days; or

              (vii) the commencement by the Company or any of its subsidiaries of a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar laws, or the consent by any of them to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or any of its subsidiaries for any substantial part of any of their property, or the making by any of them of any general assignment for the benefit of creditors, or the failure of the Company or of any of its subsidiaries generally to pay its debts as such debts become due, or the taking of corporate action by the Company or any of its subsidiaries in furtherance of or which might reasonably be expected to result in any of the foregoing; or

             (viii) a default or an event of default as defined in any instrument evidencing or under which the Company or any of its subsidiaries has outstanding at the time any Indebtedness in excess of $500,000 in aggregate principal amount shall occur and as a result thereof the maturity of any such Indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled within 20 days; or

               (ix) final judgment (not reimbursed by insurance policies of the Company or any of its subsidiaries) for the payment of money in excess of $500,000 shall be rendered against the Company or any of its subsidiaries and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed;

then the holders of at least 33-1/3% in aggregate principal amount of the Notes at the time outstanding may, at their option, by a notice in writing to the Company declare this Note to be, and this Note shall thereupon be and become immediately due and payable together with interest accrued thereon, without diligence, presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company to the extent permitted by law.

                At any time after any declaration of acceleration has been made as provided in this Section 10, the holders of a majority in principal amount of the Notes then outstanding may, by notice to the Company, rescind such declaration and its consequences, provided, however, that no such rescission shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereon.

                Without limiting the foregoing, the Company hereby waives any right to trial by jury in any legal proceeding related in any way to this Note and agrees that any such proceeding may, if the holder so elects, be brought and enforced in the Supreme Court of the State of New York for New York County or the United States District Court for the Southern District of New York and the Company hereby waives any objection to jurisdiction or venue in any such proceeding commenced in such court. The Company further agrees that any process required to be served on it for purposes of any such proceeding may be served on it, with the same effect as personal service on it within the State of New York, by registered mail addressed to it at its office or agency set forth in paragraph (a) of Section 8 for purposes of notices hereunder.

                11.  Suits for Enforcement.  Subject to the provisions of
Section 14 of this Note, in case any one or more of the Events of Default specified in Section 10 of this Note shall happen and be continuing (subject to any applicable cure period expressly set forth herein), the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note.

                In case of any default under this Note, the Company will pay to the holder hereof reasonable collection costs and reasonable attorneys' fees, to the extent actually incurred.

                12. Remedies Cumulative. No remedy herein conferred upon the holder of this Note is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

                13. Remedies Not Waived. No course of dealing between the Company and the holder of this Note or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any right of the holder of this Note.

                14. Subordination. (a) Anything contained in this Note to the contrary notwithstanding, the indebtedness evidenced by the Notes shall be subordinate and junior, to the extent set forth in the following paragraphs
(A), (B), (C) and (D), to all Senior Indebtedness of the Company. "Senior Indebtedness" shall mean the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all reasonable fees, reimbursement and indemnity obligations, and all other obligations arising in connection with, any indebtedness for borrowed money of the Company, contingent or otherwise, now outstanding or created, incurred, issued, assumed or guaranteed in the future, for which, in the case of any particular indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be subordinate in right of payment to any other indebtedness of the Company. Without limiting the generality of the foregoing, Senior Indebtedness shall include all

Obligations (under and as defined in the Credit Agreement); notwithstanding the foregoing, Senior Indebtedness shall include only such Obligations until such time as the same are paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated. For purposes of this Note, "Credit Agreement" shall mean, collectively, (i) the Credit Agreement, dated as of March 29, 1996, as amended or otherwise modified, among the Company and other Guarantors named therein, the Lenders named therein and The Chase Manhattan Bank N.A., as Agent (the "Agent"), and (ii) the senior credit facility contemplated by Section 4.01(c) of the Purchase Agreement, together with any agreement entered into in connection with the restatement, renewal, extension, restructuring, refunding or refinancing of the obligations under such credit agreements.

                      (A) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Company or its creditors or its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy proceedings, then all Senior Indebtedness shall first be paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated, before any payment, whether on account of principal, interest or otherwise, is made upon the Notes.

                      (B)  In any of the proceedings referred to in paragraph
         (A) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations which may be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Indebtedness for application in payment thereof, unless and until all Senior Indebtedness shall have been paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated.

                      (C) No payment shall be made, directly or indirectly, on account of the Notes (i) upon maturity of any Senior Indebtedness obligation, by lapse of time, acceleration (unless waived), or otherwise, unless and until all principal thereof and interest thereon and all other obligations in respect thereof shall first be paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated, or (ii) upon the happening of any default in payment of any principal of, premium, if any, or interest on or any other amounts payable in respect of Senior Indebtedness when the same becomes due and payable whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Senior Payment Default"), unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist.

                      (D) Upon the happening of an event of default with respect to any Senior Indebtedness permitting (after notice or lapse of time or both) one or more holders of such Senior Indebtedness (or, in the case of the Credit Agreement, the Agent) to declare such Senior Indebtedness due and payable prior to the date on which it is otherwise due and payable (a "Nonmonetary Default"), upon the occurrence of (i) receipt by the holders of the Notes of written notice from the holders of said Senior Indebtedness (or, in the case of the Credit Agreement, the Agent) of a Nonmonetary Default (any such notice, a "Blockage Notice"), or (ii) if such Nonmone- tary Default results from the acceleration of the Notes, the date of such acceleration; then (x) the Company will not make, directly or indirectly, to the holder of the Notes any payment of any kind of or on account of all or any part of the Notes; (y) the holders of the Notes will not accept from the Company any payment of any kind of or on account of all or any part of the Notes and (z) the holders of the Notes may not take, demand, receive, sue for, accelerate or commence any remedial proceedings with respect to any amount payable under the Notes, unless and until in each case described in clauses (x), (y) and
         (z) all such Senior Indebtedness shall have been paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated; provided, however, that if such Nonmonetary Default shall have occurred and be continuing for a period (a "Blockage Period") commencing on the earlier of the date of receipt of such Blockage Notice or the date of the acceleration of the Notes and ending 179 days thereafter (it being understood that not more than one Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days), and during such Blockage Period
         (i) such Nonmonetary Default shall not have been cured or waived, (ii) the holder of such Senior Indebtedness (or, in the case of the Credit Agreement, the Agent) shall not have made a demand for payment and commenced an action, suit or other proceeding against the Company and
         (iii) none of the events described in subsection (A) above shall have occurred, then (to the extent not otherwise prohibited by subsections
         (A), (B) or (C) above) the Company may, not less than 10 days after receipt by the holders of such Senior Indebtedness or the Agent, as the case may be, of written notice to such effect from the holders of the Notes, make and the holders of the Notes may accept from the Company all past due and current payments of any kind of or on account of the Notes, and such holder may demand, receive, retain, sue for or otherwise seek enforcement or collection of all amounts payable on account of principal of or interest on the Notes.

                (b) Subject to the payment in full in cash of all Senior Indebtedness as aforesaid and the termination of all obligations to provide financial accommodations under the Credit Agreement, the holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable to the holders of Senior Indebtedness, until the principal of, and interest on, the Notes shall be paid in full in cash, and, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, no such payment or distribution made to the holders of Senior Indebtedness by virtue of this Section 14 which otherwise would have been made to the holder of the Notes shall be deemed a payment by the Company on account of the Senior Indebtedness, it being understood that the provisions of this Section 14 are and are intended solely for the purposes of defining the relative rights of the holders of the Notes, on the one hand, and the holder of the Senior Indebtedness, on the other hand. Subject to the rights, if any, under this
Section 14 of holders of Senior Indebtedness to receive cash, property, stock or obligations otherwise payable or deliverable to the holders of the Notes, nothing herein shall either impair, as between the Company and the holder of the Notes, the obligation of the Company, which is unconditional and absolute, to pay to the holder thereof the principal thereof and interest thereon in accordance with its terms or prevent (except as otherwise specified therein) the holders of the Notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder.

                (c) If any payment or distribution of any character or any security, whether in cash, securities or other property, shall be received by any holders of the Notes in contravention of any of the terms hereof or before all the Senior Indebtedness obligations have been paid in full in cash and all obligations to provide financial accommodations under the Credit Agreement have terminated, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full in cash. In the event of the failure of any such holder to endorse or assign any such payment, distribution or security, each holder of any Senior Indebtedness is hereby irrevocably authorized to endorse or assign the name.

                (d) The rights under these subordination provisions of the holders of any Senior Indebtedness as against any holders of the Notes shall remain in full force and effect without regard to, and shall not be impaired or affected by:

                (i)  any act or failure to act on the part of the Company; or

               (ii) any extension or indulgence in respect of any payment or prepayment of any Senior Indebtedness or any part thereof or in respect of any other amount payable to any holder of any Senior Indebtedness; or

              (iii) any amendment, modification or waiver of, or addition or supplement to, or deletion from, or compromise, release, consent or other action in respect of, any of the terms of any Senior Indebtedness or any other agreement which may be made relating to any Senior Indebtedness; or

               (iv) any exercise or non-exercise by the holder of any Senior Indebtedness of any right, power, privilege or remedy under or in respect of such Senior Indebtedness or these subordination provisions or any waiver of any such right, power, privilege or remedy or of any default in respect of such Senior Indebtedness or these subordination provisions or any receipt by the holder of any Senior Indebtedness of any security, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security for the payment of such Senior Indebtedness; or

                (v) any merger or consolidation of the Company or any of its subsidiaries into or with any other person, or any sale, lease or transfer of any or all of the assets of the Company or any of its subsidiaries to any other person; or

               (vi) absence of any notice to, or knowledge by, any holder of any claim hereunder of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (v); or

              (vii)  any other circumstance.

                (e) The holders of the Notes unconditionally waive (i) notice of any of the matters referred to in Section 14(d); (ii) all notices which may be required, whether by statute, rule of law or otherwise, to preserve intact any rights of any holder of any Senior Indebtedness, including, without limitation, any demand, presentment and protest, proof of notice of nonpayment under any Senior Indebtedness or the Credit Agreement, and notice of any failure on the part of the Company to perform and comply with any covenant, agreement, term or condition of any Senior Indebtedness, (iii) any right to the enforcement, assertion or exercise by any holder of any Senior Indebtedness of any right, power, privilege or remedy conferred in such Senior Indebtedness or otherwise, (iv) any requirements of diligence on the part of any holder of any of the Senior Indebtedness, (v) any requirement on the part of any holder of any Senior Indebtedness to mitigate damages resulting from any default under such Senior Indebtedness and (vi) any notice of any sale, transfer or other disposition of any Senior Indebtedness by any holder thereof.

                (f) The obligations of the holder under these subordination provisions shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Indebtedness, or any other payment to any holder of any Senior Indebtedness in its capacity as such, is rescinded or must otherwise be restored or returned by the holder of such Senior Indebtedness upon the occurrence of any proceeding referred to in paragraph 14(a)(A) or upon or as a result of the appoint of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any substantial part of its property or otherwise, all as though such payment had not been made.

                (g) Notwithstanding anything to the contrary herein, the Company shall not at any time offer (and the holder hereof shall not at any time accept) (i) any pledge of collateral or (ii) any guaranty by any parent or subsidiary of the Company, in each case with respect to the obligations of the Company under this Note.

                15. Covenants Bind Successors and Assigns. All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

                16. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York.

                17. Headings. The headings of the sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note.

                18. Third Party Beneficiaries. The provisions of Section 14 are intended to be for the benefit of, and shall be enforceable directly by each holder of, the Senior Indebtedness.

                IN WITNESS WHEREOF, Aurora Electronics, Inc. has caused this Note to be signed in its corporate name by one of its officers thereunto duly authorized and to be dated as of the day and year first above written.


                                        AURORA ELECTRONICS, INC.


                                        By:
                                           --------------------------------
                                           Name:
                                           Title: